                                                                     EXHIBIT 2.1

                             U.S. Technologies Inc.


                                February 11, 1999


Mr. Kenneth H. Smith
President and Chief Executive Officer
U.S. Technologies Inc.
3901 Roswell Road, Suite 300
Marietta, GA 30062

              Re: Offer of U.S. Technologies Inc. (the "Company") of Severance
                  Terms and Conditions

Dear Ken:

         In reviewing your proposal of the compensation and other benefits to be paid to you by the Company as consideration for your resignation as President and Chief Executive Officer of the Company and as a controlling director of the Company, I have considered what I believe to be the best interests of the Company and its shareholders, including the significant benefits to be derived by the Company from the avoidance of shareholder and creditor lawsuits and from the potential avoidance of the imminent bankruptcy of the Company. Based upon these considerations and based upon my consultations with the outside accountants for the Company and the outside legal counsel for the Company, I hereby, on behalf of the Company, as I have been specifically empowered by the Board of Directors of the Company to do, offer the following terms and conditions for your severance from employment with the Company:

         (b) The Company will retain you as an independent contractor for consulting services, as needed by the Company, for six months and will pay to you for such consulting services the aggregate amount of $125,000, in six equal installments, commencing on the later date of (i) 30 days after the date of your resignation as an officer and director of the Company, and
                  (ii) the date of the repayment of your indebtedness to the Company, as provided below, with each additional installment to be paid 30 days following the payment of the most recent installment; provided that the payments contemplated hereby will be reduced by any amounts owed by you to the Company over and above the repayment contemplated by Section 4 and Section 5 below. Further, you will assist with the transition of management and with other Company matters, as may be requested by the Board of Directors of the Company. The payments for your consulting services will be reported on IRS Form 1099.

         (c) The Company will pay to you the aggregate amount of $4,800, in twelve equal installments, as payment of a portion of your lease payments due on a certain Mercedes Benz automobile, such installments to commence on the later date of (i) 30 days after the date of your resignation as both an officer and director of the Company and (ii) the date of the repayment of your indebtedness to the Company, as provided below, with each additional installment to be paid 30 days following the payment of the most recent installment. The lease will be reassigned to you by the Company and you will be responsible for all insurance coverages required for the automobile and for the lease.

         (d) The Company will sell to you the laptop computer currently used by you and owned by the Company, for a purchase price equal to the book value of said laptop computer;

         (e) You agree to sell 3,366,152 shares of the common stock, $.02 par value, of the Company, and to apply all of the proceeds thereof as repayment of all or a portion of the outstanding balance of loans due from you to the Company;

         (f) The Company, upon 30 days following the effective date of your resignation as an officer and director, and upon repayment of the amount contemplated in Section 4 above, will reimburse you in the amount any and all of your unpaid out-of-pocket expenses attributable to the business of the Company, less any amounts owed to the Company over and above the repayment amount paid pursuant to Section 4 above, including any accrued interest on your loans to the Company or other amounts due and owing to the Company;

         (g) Upon and as of the effective date of your resignation as an officer and director of the Company, you will purchase, and the Company will sell to you, GWP, Inc., the Company's wholly-owned subsidiary which currently owns 51% of the voting shares of Technology Manufacturing & Design, Inc. ("TMD"), in a transaction to be concluded as soon as possible following the effective date of your resignation as an officer and director of the Company and the repayment of your indebtedness to the Company, and upon such terms and conditions as are acceptable to legal counsel to the Company and are not inconsistent with the terms and conditions of this offer, such terms and conditions to include:

                  (a) You agree to execute a personal, non-exculpated promissory note, in the amount of $1,234,832, representing the total existing investment, plus expenses, of the Company in GWP, Inc. (the "Note"), such Note to bear interest at the prime rate plus 200 basis points (as such prime rate is published from time to time in the Wall Street Journal), with interest to be payable quarterly, the first payment thereof being six months from the date of the Note (in the amount of the accrued interest thereon to date), with the
                                    principal thereof to be repaid in equal
                                    installments of $411,610.67, payable at the end of each 12-month period, beginning on the date of the Note, with no prepayment penalty thereon;

                           (b)      You hereby pledge, pursuant to this
                                    agreement, 3,000,000 shares of the common stock of the Company to the performance of your obligations hereunder this Section 6 and, further, to the repayment of the Note under the terms of a stock pledge and guaranty agreement which are acceptable to the legal counsel to the Company and which are not inconsistent with the terms and conditions hereof; such pledge to also secure your personal guaranty of the satisfaction of certain existing obligations of TMD (the "Obligations") which are presently guaranteed by the Company, including, but not limited to, the payment of the Fidelity Funding, Inc. loan, pursuant to the Loan and Security Agreement between TMD and Fidelity Funding, Inc., dated as of November 30, 1998, and the performance of the purchase price payment to the minority shareholders of TMD pursuant to Section 8.2 of the Amended and Restated Stock Purchase Agreement between TMD and GWP, Inc. dated as of October 5, 1998. You agree that any subsequent defaults of TMD with respect to the Obligations will constitute a default under the Note;

                           (c) GWP, Inc. will pledge its shares of TMD to secure the Note and the performance by TMD of the Obligations and such pledge shall contain such anti-dilution covenants as are acceptable to legal counsel to the Company and which shall assure that the collateral pledged by GWP, Inc. will always equal 51% of the voting stock of TMD;

                           (d) You and GWP, Inc. will each guarantee the performance by TMD of the Obligations, and GWP, Inc. and TMD will each guarantee the repayment of your Note;

                           (e) As additional collateral for the repayment of the Note and the performance by TMD of the Obligations, you will give to C. Gregory Earls, or to such other proxy holder chosen by the Board of Directors of the Company, your irrevocable proxy, which shall be deemed to be coupled with an interest, with respect to all of your shares, pledged or otherwise, of common stock of the Company. Such proxy shall terminate immediately upon the later to occur of (i) the repayment of the Note with all interest thereon; and (ii) the satisfaction by TMD of the Obligations;

                           (f) The amount of the Note shall be adjusted, if necessary, to reflect the total amount of investment and expenses of the Company in GWP, Inc. and TMD, Inc., as determined by BDO Siedman, LLP, CPAs, independent auditors of the Company, and such determination of said amount shall be deemed conclusive as between the parties; and

                           (g) You, GWP, Inc. and TMD will agree to provide such additional assurances as may be deemed necessary by legal counsel to the Company in the event that the Company shall deem itself insecure with respect to the repayment of the Note and the performance by TMD of the Obligations. Further, you agree that BDO Seidman, LLP, CPA's will conduct the annual audit for TMD, at the expense of TMD, for 1998 and for each fiscal year in which the Note and the Obligations are outstanding and unsatisfied.

         (h) You agree that, for a period of three years, commencing on the effective date of your resignation as an officer and director of the Company, you will not directly or indirectly engage in or carry on, either individually or as a stockholder, director, officer, consultant, independent contractor, employee, agent, member or otherwise of or through any corporation, partnership, association, joint venture, firm, individual or otherwise, or in any other capacity, the business of prison-based manufacturing and/or services anywhere in the United States; provided, that there shall be no restriction upon your engaging in the business of the prison-based manufacturing of electronics anywhere outside the State of Texas.

         (i) You agree that you will not, for a period of three years, commencing on the effective date of your resignation as an officer and director of the Company, call upon, recruit, solicit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of the Company and its subsidiaries, for the purpose of having such person work in any other corporation, association, or business engaged in providing products or services of the same or similar kind as those offered by the Company.

         This letter constitutes the offer of the Company with respect to your severance compensation and benefits. This offer will be deemed to have been accepted upon (i) receipt of your effective, unconditional resignation, in writing, (ii) your repayment of the amount contemplated by Section 4 above, and
(iii) your delivery, pursuant to the pledge requirements of Section 6(b) hereof, of 3,000,000 shares of your common stock of the Company, along with a stock power of attorney endorsed in blank relating to said shares, on or before 5:00 p.m. Eastern Standard Time on February 12, 1999.

                                     Very truly yours,

                                     U.S. TECHNOLOGIES INC.


                                         /s/    John P. Brocard
                                     -----------------------------------------

                                     John P. Brocard, Executive Vice President and General Counsel



Accepted this 15th day of February, 1999


    /s/ Kenneth H. Smith
------------------------
Kenneth H. Smith


cc:      James C. Melton
         C. Gregory Earls